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                             [ARCADIAN LETTERHEAD]

                                                                    EXHIBIT 99.2


                    POTASH CORPORATION OF SASKATCHEWAN INC.
                        TO ACQUIRE ARCADIAN CORPORATION

          Saskatoon, Saskatchewan, and Memphis, Tennessee, September 2,
1996 --- Potash Corporation of Saskatchewan Inc. (NYSE, TSE, ME:POT) and Arcadian Corporation (NYSE:ACA; NYSE:ACA.PRA) jointly announced today that they have entered into a definitive merger agreement. Potash Corporation of Saskatchewan Inc. (PCS) is to acquire all the outstanding common stock of Arcadian (approximately 45.5 million shares on a fully diluted basis) at a price of U.S. $25 to U.S. $27 per share, providing U.S. $12.25 per share in cash and the remainder in common stock of PCS at an exchange ratio of 0.17713 shares of PCS (subject to adjustment) for every share of Arcadian.

          The merger agreement contemplates that Arcadian's outstanding shares of Mandatorily Convertible Preferred Stock, Series A, will be converted into shares of Arcadian common stock immediately prior to the merger date and will be treated identically to all other shares of Arcadian common stock in the merger. The merger agreement includes certain conditions, including, among other things, a due diligence period of fourteen days, obtaining the usual regulatory approvals, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The merger will be subject to approval by the Arcadian stockholders. The terms of the transaction, including the offering of the PCS common stock, will be set forth by means of a proxy statement/prospectus.

          "This acquisition will once again increase the significance of PCS as a world fertilizer supplier," stated C.E. Childers, Chairman of the Board, President and Chief Executive Officer. "Nitrogen, the third primary nutrient, will complete our existing product portfolio of potash and phosphate, providing synergies as well as growth opportunities. Arcadian's sales and distribution network complements that of PCS and its addition will advance our business objectives."

          William A. McMinn, Chairman of the Board of Arcadian, said:
"This transaction will result in one of the largest fertilizer companies in the world. Arcadian's position as the largest producer and marketer of nitrogen fertilizers in the Western Hemisphere is an ideal match for PCS's status as one of the largest potash and phosphate producers in the world. The size and diversity generated by this transaction creates a major force in all three of the primary nutrients, allowing for the unique ability of the combined entity to be a "one-stop" producer and supplier of the primary fertilizer nutrients."

          Following the acquisition (including liabilities assumed), the projected net debt to capitalization of PCS will be approximately 42 percent, which is comparable to where it was when it entered the phosphate business eighteen months ago. To finance the cash portion of the merger consideration, PCS has arranged debt financing with Scotiabank on comparable terms to the existing PCS debt.
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          Childers concluded by saying, "We are looking forward to integrating
Arcadian's quality people and strong assets into the successful PCS system. We believe that this company will have even more value combined with our operations and under our corporate philosophy. Having played an important part in the consolidation in the potash and phosphate business, we now look forward to participating in the nitrogen arena."

          The PCS discussions with BASF AG to acquire from BASF, for cash, a 51 percent interest in the German publicly traded company, Kali und Salz AG, continue on schedule.

          Potash Corporation of Saskatchewan Inc. pulls product from eight potash mines, three phosphate plants and seven feed plants. Arcadian Corporation has eight production facilities producing a diversified nitrogen product mix. Following the acquisition, the Company's production of all three basic raw materials will make PCS the largest integrated fertilizer producer in the world.

Contacts:    Betty-Ann Heggie - Senior Vice President, Corporate Relations
             Potash Corporation of Saskatchewan Inc.
             (306) 933-8521

             John R. Hunt - Director, Investor Relations & Competitor Analysis Arcadian Corporation
             (901) 758-5339